For Immediate Release

News Release

Republic Companies Group, Inc. Announces Quarterly Dividend

Dallas, Texas -- September 16, 2005 -- (NASDAQ:RUTX) Republic Companies Group, Inc. today announced that its Board of Directors has declared a quarterly common stock dividend of 12 cents per share payable on October 14, 2005 to shareholders of record at the close of business on September 30, 2005.

Parker Rush, President and Chief Executive Officer commented, "We are pleased to pay our first quarterly common stock dividend shortly after our initial public offering and believe shareholder value is enhanced by our disciplined capital management."

About Republic

Republic Companies Group, Inc. is a holding company of a group of insurance companies and related entities that provide personal and commercial property and casualty insurance products to individuals and small to medium-size businesses primarily in Texas, Louisiana, Oklahoma and New Mexico. Our focus on this large and fast-growing region helps us identify profitable underserved niche opportunities primarily in rural and small to medium-size metropolitan areas. We have written insurance in Texas consistently throughout our entire 101-year history and have developed market knowledge and a loyal network of independent agents and a select group of managing general agents who provide us access to what we believe are among the most profitable markets. We are rated A- (Excellent) by A.M. Best Company, Inc. with a stable outlook. We completed our Initial Public Offering in early August, 2005.

Precautionary Statement Regarding Forward-Looking Information

Some of the statements in this press release may include forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995 (PSLRA), that reflect our current views with respect to future events and financial performance. These forward-looking statements, which may apply to us specifically or the insurance industry in general, are made pursuant to the safe harbor provisions of the PSLRA and include estimates and assumptions related to economic, competitive, regulatory, judicial, legislative and other developments. All forward-looking statements address matters that involve risks and uncertainties. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions otherwise prove to be incorrect, our actual dividend yield may vary materially. You should read the additional information regarding these and other risk factors and uncertainties which may be found in Republic Companies Group, Inc.'s filings with the Securities and Exchange Commission (available at www.sec.gov). Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this paragraph.

Media and Investor Contact

Michael E. Ditto, Esq.

Vice President, General Counsel and Secretary

972 788 6000